Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-256809) on Form S-8 and (No. 333-265636) on Form S-3 of our reports dated February 6, 2025, with respect to the consolidated financial statements of Weatherford International plc and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Houston, Texas
February 6, 2025